Exhibit 99.2

August 20, 2024 / 8:00 AM ET - Premier, Inc. Q4 2024 Earnings Call

CORPORATE PARTICIPANTS

•	Michael Alkire Premier, Inc. - President, CEO & Director

•	Ben Krasinski Premier, Inc. - Senior Director, Investor Relations

•	Craig McKasson Premier, Inc. - Chief Administrative and Financial Officer & SVP

CONFERENCE CALL PARTICIPANTS

•	Operator

•	Eric Percher Nephron Research LLC - Analyst

•	Stephanie Davis Barclays Bank PLC - Analyst

•	Dan Clark Leerink Partners LLC - Analyst

•	Jessica Tassan Piper Sandler & Co - Analyst

•	Richard Close Canaccord Genuity - Analyst

PRESENTATION

Operator

Good day and welcome to Premier’s fiscal 2024 fourth quarter and full-year conference call. (Operator Instructions) Please note this event is being recorded.

I would now like to turn the call over to Ben Krasinski, Senior Director, Investor Relations. Please go ahead.

Ben Krasinski Premier, Inc. - Senior Director, Investor Relations

Thank you, and welcome to Premier’s fiscal 2024 fourth quarter and full-year conference call. Our speakers this morning are Mike Alkire, Premier’s President and CEO; and Craig McKasson, our Chief Administrative and Financial Officer.

Before we get started, I want to remind everyone that our earnings release and the supplemental presentation accompanying this call are available in the Investors section of our website at investors.premierinc.com. Please be advised that management’s remarks today contain certain forward-looking statements such as statements regarding our strategies, plans, prospects, expectations, and future performance, and actual results could differ materially from those discussed today. These forward-looking statements speak as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our fiscal 2024 Form 10-K, which we expect to file soon. We encourage you to review the detailed forward-looking statement and risk factor disclosures in these reports.

Also, during this presentation, we will refer to adjusted and other non-GAAP financial measures, including free cash flow, to evaluate our business. Information on why we use these measures in addition to GAAP financial measures and reconciliations of these measures to our GAAP financial measures are included in our earnings release and in the appendix of the supplemental presentation accompanying this call. Information on our non-GAAP financial measures will also be included in our fiscal 2024 Form 10-K and our earnings Form 8-K, both of which we expect to file soon.

I will now turn the call over to Mike Alkire.

Michael Alkire Premier, Inc. - President, CEO & Director

Good morning, everyone. Thank you for joining us. This morning, I’m pleased to share our fourth quarter and full-year fiscal 2024 results, which exceeded our expectations. I will also paint a vision for the year ahead, which includes, first, advancing our strategy to technology-enable better healthcare performance and a smarter supply chain. Second, continuing to return value to stockholders as our Board approved execution of another share repurchase of $200 million of Class A common shares under our $1 billion share repurchase authorization. And third, our plan to divest non-core assets, S2S Global and Contigo Health, for which the processes launched in May remain ongoing, and we are hopeful to have something to announce soon.

Before we begin, I want to acknowledge this morning’s announcement. Craig McKasson, our Chief Administrative and Financial Officer, has decided to retire at December 31, 2024 after more than 27 years with Premier. Craig will remain in his current role until a successor joins the company on November 11, 2024, and then will become an executive advisor through his retirement date. Following retirement, Craig will continue to serve in a consulting capacity for 24 months to support the company. We are incredibly grateful for Craig’s contributions to our company’s success and culture.

During his tenure at Premier, Craig led the company through the initial integration following the 1996 mergers of the originally formed Premier, revenue growth from approximately $130 million to over $1.3 billion, the successful 2013 Initial Public Offering, the 2020 and 2022 restructurings to simplify our corporate structure, and strategic expansion to the leading integrated healthcare performance improvement company Premier is today.

While Craig’s departure is bittersweet, we are pleased to announce Glenn Coleman as Craig’s successor. Glenn is currently the Executive Vice President and Chief Financial Officer of Dentsply Sirona, a publicly traded healthcare manufacturing company in the Charlotte market. Prior to joining Dentsply Sirona, Glenn served as the Executive Vice President and Chief Operating Officer of Integra LifeSciences Holdings Corporation, along with 25 additional years in financial management positions with leading global businesses. We are thrilled to welcome Glenn to Premier and are excited about the experiences and opportunities he will bring to help us further grow into the future.

Turning to performance, I am pleased report that, thanks to our team’s dedication and the trust of our members and other customers, our fourth quarter and full-year results for revenue and profitability in both segments surpassed our expectations. Our performance this fiscal year was fueled in part by our expanding role as a vital strategic partner for providers, manufacturers, and payers. From a provider standpoint, I’m incredibly proud of the team for achieving outstanding member retention with a 97% GPO retention rate and a 95% SaaS institutional renewal rate for our core informatics and technology products. Additionally, our team collectively identified significant targeted supply chain savings for our members.

Beyond retention, Premier is increasingly the partner of choice for those looking to drive growth beyond traditional boundaries. Our market edge is opening doors to innovative partnership proposals from technology enablement to full supply chain outsourcing. In fiscal 2024, we secured five new supply chain co-management agreements with health systems.

I’m pleased to announce that AllSpire Health Partners competitively selected premier as its national GPO to support its more than $3.5 billion in annual purchase volume, one of the largest single volume of deals in Premier history.

We have several reasons to believe that there is a great deal of momentum in the market for some providers to contemplate a shift to more strategic partners that have the data, the technology, and the people to implement transformative, sustainable change, change that alters the financial and operational trajectory of health systems and position them for market differentiation.

We also onboarded 32 new health systems into our healthcare-specific enterprise resource planning solution and continue to attract new logos with our market leading AI-enabled clinical decision support solutions. In the fourth quarter of fiscal 2024, we secured a major integrated delivery network and their health plan in the Southwest US, which will now use our AI solution to automate prior authorization.

From the perspective of healthcare product manufacturers, including life sciences companies as well as payers, our long-term vision and strategy continues to materialize as we further expand into these adjacent markets. We are executing with precision on our plan to use our robust data and AI-enabled technology to deliver unparalleled insights and efficiencies for these customers.

Most recently, we leveraged our digital supply chain capabilities to ensure timely payment and accurate reporting for the manufacturers who take part in our high compliance programs. This model is proving to reduce the administrative burden on manufacturers and healthcare providers while adding transparency and efficiency to the entire exchange.

We believe technology enablement of our network of healthcare provider members and other customers will become a critical driver in accelerating innovation in healthcare. We believe this integration will pave the way for a united approach to delivering higher quality and more affordable healthcare.

I want to once again thank our team for their steadfast commitment to our strategic vision and mission of improving the health of communities. In fiscal 2024, we again outperformed global benchmarks in our employee engagement survey, highlighting that Premier’s greatest asset is indeed its people.

I will now turn the call over to Craig for a closer look at our results, an update on our share repurchase program, and to provide our initial guidance for fiscal year 2025.

Craig McKasson Premier, Inc. - Chief Administrative and Financial Officer & SVP

Thanks, Mike. First, I would like to say that I’m incredibly grateful for my career at Premier. It has truly been an honor to work with such an amazing team, be part of our strong culture, and to contribute to Premier’s mission to improve the health of communities.

Now turning to our fiscal 2024 fourth quarter results. Total net revenue of $350.3 million increased 3% from the prior-year period from increases in both of our segments. In our supply chain services segment, higher net administrative fees were driven by continued growth in member purchasing in both the acute and continuum of care markets as well as one-time payments of approximately $25 million from two members due to early termination of their agreements. This was partially offset by an expected increase in the aggregate blended member fee share to the high 50% level as we continue to progress through our contract renewal process.

To provide an update, the group of GPO members that were part of the August 2020 restructure represent approximately 70% of our total gross administrative fees. As of June 30, 2024, we have now renewed and extended GPO members, representing approximately 50% of this group’s associated gross administrative fees. We currently plan to address and finalize additional member renewals during fiscal 2025 that would result in over 3/4 of this group’s gross administrative fees being through the renewal process by the end of fiscal 2025, with the remainder occurring in fiscal 2026 and 2027.

In our direct sourcing business, revenue declined primarily due to lower pricing and demand for certain products.

In software license, other services, and support revenue, we experienced growth in our supply chain co-management business as well as in Surpass, our highly committed GPO program.

In our performance services segment, revenue growth was driven by an increase in contributions from consulting services and enterprise license agreements compared to the prior-year period.

We also continued to experience growth in our adjacent markets businesses, which include our applied sciences, clinical decision support, Contigo Health and Remitra businesses, which collectively grew double digits during the quarter, resulting in more than 18% growth for the full year.

Turning to profitability, GAAP net income was $60.6 million for the quarter. Total adjusted EBITDA of $118.7 million was impacted by the following factors. First, supply chain services adjusted EBITDA declined mainly due to an increase in expenses in support of growth in our supply chain co-management business and higher performance-related compensation expense, the aforementioned increase in aggregate blended member fee share in the GPO and a lower profit margin in our direct sourcing business due to lower than normal logistics costs in the prior-year period. And second, performance services adjusted EBITDA decreased mainly due to incremental headcount to support growth in our applied sciences and clinical decision support businesses, partially offset by increased revenue.

Adjusted net income decreased primarily as a result of the same factors that impacted adjusted EBITDA, and adjusted earnings per share increased primarily due to a reduction in weighted average share count resulting from our accelerated share repurchase transaction.

From a liquidity and balance sheet perspective, cash flow from operations for fiscal 2024 of $296.6 million decreased from $444.5 million in the prior year. The change was primarily due to $162.3 million in tax payments in the current year from the sale of our non-healthcare GPO operations.

With respect to the sale of the non-healthcare GPO operations, we received a total of $681.4 million in proceeds as of June 30, 2024. The transaction was finalized in July 2024, and we received the final cash proceeds of $42.4 million in the first quarter of fiscal 2025, resulting in a final total purchase price of $723.8 million.

Free cash flow for fiscal 2024 of $115.7 million decreased from $264.4 million in the prior year primarily due to the same factors that impacted cash flow from operations including the aforementioned tax payments. Excluding the impact of the $162.3 million in tax payments, fiscal 2024 free cash flow was 62% of adjusted EBITDA for the full year. Cash and cash equivalents totaled $125.1 million as of June 30, 2024, compared with $89.8 million as of June 30, 2023. The increase was primarily driven by the sale of our non-healthcare GPO operations, net of the previously mentioned tax payments, partially offset by the use of cash for the $400 million accelerated share repurchase as well as the repayment of the outstanding balance on our five-year $1 billion revolving credit facility in the first quarter of fiscal 2024. We continue to have no amounts drawn on the credit facility.

We also paid $102.7 million to the former limited partners in fiscal 2024 associated with termination of the tax receivable agreement in connection with our August 2020 restructure and have a remaining liability of $102.7 million that will we paid in fiscal 2025 to complete that obligation, and those payments will no longer impact our free cash flow in fiscal 2026 and beyond.

With respect to capital deployment, we continue to be disciplined and focused on taking a balanced approach long term but are currently focused on return of capital to stockholders. We completed the $400 million accelerated share repurchase transaction in July 2024 and retired 4.8 million Class A common shares in addition to the initial retirement of more than 15 million Class A common shares in February 2024. As part of our approved $1 billion share repurchase authorization, our Board recently approved the execution of another share repurchase of $200 million of Class A common shares that we currently expect to occur in the open market. We will continue to assess the remaining $400 million under the share repurchase authorization as we progress through fiscal 2025.

The share repurchase augments our quarterly cash dividend, which totaled $95.2 million in fiscal 2024. In addition, our Board recently declared a dividend of $0.21 per share, payable on September 15, 2024 to stockholders of record as of September 1. We will also continue to evaluate opportunities to further invest in organic growth and assess potential acquisitions to strengthen, enhance, or complement our existing capabilities in order to differentiate our offerings in the marketplace.

Turning to our outlook for fiscal 2025. Our guidance incorporates certain key assumptions related to the market and our business, and it does not incorporate the impact of the potential additional $200 million share repurchase or any future share repurchases or any significant acquisitions.

In addition, I would also like to provide some clarity on the following changes impacting our guidance. As a result of our previously announced plan to divest majority interest in our Contigo Health and S2S Global businesses, we are presenting guidance excluding any financial contributions from these businesses for fiscal 2025.

In conjunction with the evolution of our digital supply chain strategy to more tightly align Remitra’s strategic and operational capabilities with our GPO, we have determined it is more appropriate to report the Remitra business as part of the supply chain services segment beginning in fiscal 2025.

Lastly, based upon shareholder and analyst feedback, we decided it is appropriate, following the close of the sale of our non-healthcare GPO operations, to exclude the impact of the OMNIA transaction including associated revenues sold, imputed interest expense, and cash taxes paid on proceeds received from our non-GAAP profitability measures moving forward. We will present our adjusted EBITDA, adjusted net income, adjusted earnings per share, and free cash flow on a comparable basis, excluding these impacts from the OMNIA transaction effective in fiscal 2025.

With these key assumptions and changes in mind, our specific fiscal 2025 full-year guidance ranges are as follows. Supply chain services segment revenue, excluding direct sourcing products revenue of $560 to $610 million is comprised of net administrative fees revenue of $495 million to $525 million, and software license, others services, and support revenue of $65 million to $85 million, which now includes Remitra. Our net administrative fees revenue will continue to include revenue from OMNIA, and our guidance includes $60 million to $75 million in revenue related to this non-healthcare member purchasing. Performance services segment revenue of $370 million to $410 million, which excludes contributions from the Contigo Health and Remitra businesses. Together, these produced total net revenue of $930 million to $1.02 billion. We expect adjusted EBITDA to be in the range of $235 million to $255 million, and adjusted earnings per share to be in the range of $1.16 to $1.28.

Our guidance is also based on the following assumptions and expectations.

In our GPO business, we expect current member utilization levels to continue with growth in gross administrative fees driven by further penetration of existing members spend and the addition of new GPO members. We continue to anticipate aggregate blended member fee share will increase to the low 60% range for fiscal 2025 on a full-year basis. While we benefited from certain member termination payments during fiscal 2024, we do not have any of these types of payments factored into our fiscal 2025 guidance.

Also, in our supply chain services segment, we expect software license, other services, and support revenue growth to be primarily driven by the continued adoption and expansion of our supply chain co-management business. From a cadence perspective, we expect our supply chain services segment revenue to be slightly more back half weighted.

In our performance services business, we finished fiscal 2024 better than expected. As a result of the timing of revenue recognition due to enterprise license agreements and consulting engagements, we expect our healthcare provider business to be impacted by the timing of new bookings and the associated conversion to revenue recognition. We continue to expect double-digit growth in our applied sciences and clinical decision support businesses. As previously mentioned, year-over-year growth in the performance services segment will also be impacted as a result of the decision to report our Remitra business in the supply chain services segment beginning in fiscal 2025. From a cadence perspective, we expect segment revenue to be slightly more back half-weighted with the first quarter being the lowest point for the year.

Related to profitability, given the nature of the GPO business and the fact that there are not many variable costs associated with administrative fee share changes in the business, we expect the decrease in net administrative fees revenue in fiscal 2025 to have a comparable impact on our profitability measures. However, we take our fiduciary responsibility very seriously, and as a matter of normal practice, we are always carefully managing our cost structure. In addition, and as I mentioned earlier, we will now exclude the impact of the OMNIA transaction from our non-GAAP profitability measures. Lastly, from a cadence perspective, we expect to achieve approximately 45% of our adjusted EBITDA guidance in the first half of the fiscal year with the first quarter being our low watermark given the margin profile associated with our anticipated revenue in the first quarter of the year. In the second half of the year, we expect margin to be favorable compared to the first half, primarily given the expected timing of enterprise license agreements.

Related to cash, we expect free cash flow to approximate 45% to 55% of adjusted EBITDA for the full year. From a cash tax perspective, we continue to benefit from our 2020 restructuring and 2022 subsidiary reorganization. As a result, we anticipate our fiscal 2025 cash tax rate will be less than 5% and expect a similar range over the next three to five years.

Thanks again for joining us today. I look forward to connecting with many of you over the coming months and remain committed to ensuring a smooth transition for my successor following our fiscal 2025 first quarter earnings call in early November. We appreciate your time, and we’ll now open the call for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Eric Percher, Nephron Research.

Eric Percher Nephron Research LLC - Analyst

First, I’ll say, Craig, congrats on your retirement here. Question with respect to expectations for next year and what I’d like to ask is for some assistance on the EBITDA margin expectation across the segments, and I’ll ask you to speak to the underlying margin expectations versus any impact from the reclassification.

Craig McKasson Premier, Inc. - Chief Administrative and Financial Officer & SVP

As we think about the EBITDA margin profiles for our business in fiscal 2025, we would anticipate the supply chain services segment to be in the low to mid 40s in terms of the EBITDA margin percentage. And that will be, we would anticipate, fairly consistent across the fiscal year. In our performance services segment, we would anticipate mid 20s for an EBITDA margin. The low watermark consistent with the last two years we think will be in the first quarter, and it will be below that level, and then it will average out over the year to the mid 20s.

What that results from an overall business perspective is an adjusted EBITDA margin in the mid 20s. The changes that we discussed relative to guidance, obviously the removal of the direct sourcing revenues on the supply chain side, changes the margin profile that is counteracted by the incremental fee share expense that we’re seeing in the GPO. On the performance services side, the removal of the Contigo Health revenues obviously has an impact on the margins in that business. And the transfer of Remitra is not a material change in the margins given the size and scale of that business.

Eric Percher Nephron Research LLC - Analyst

That’s helpful. And your visibility into the margin relative to the prior two years, how do you feel coming into the year?

Craig McKasson Premier, Inc. - Chief Administrative and Financial Officer & SVP

I think as we come into the year, we feel very good about the supply chain services. We do think that we have factored in, as we’ve publicly and continue to disclose, the impact of the renewals that we’ll be doing in the supply -- in the GPO as part of our supply chain services segment. So I think we feel good about that.

On the performance services side, I think we feel good about the margin expectations. As I always say, there’s periodic variability throughout a year and through quarters based on the timing of when enterprise licenses and/or certain consulting engagements occur. But on a broad basis, we’re heading into fiscal 2025 with similar visibility to the guidance that we’ve put out for the performance services segment.

Operator

Stephanie Davis, Barclays.

Stephanie Davis Barclays Bank PLC - Analyst

Craig, congrats on the retirement. You are going to be very sorely missed.

Craig McKasson Premier, Inc. - Chief Administrative and Financial Officer & SVP

I appreciate that, Stephanie. Thank you.

Stephanie Davis Barclays Bank PLC - Analyst

I wanted to follow up on the guidance as well, just because there’s a lot of moving pieces. But there was a lot of upside in this quarter, and I know there can be some lumpiness in performance services, and then you pulled out some expectations from bookings for that in the guidance. How much of the 4Q beat and soft FY25 is just from kind of timing expectations or a pull forward versus many of the underlying changes in the environment?

Craig McKasson Premier, Inc. - Chief Administrative and Financial Officer & SVP

Yeah. It’s a great question, Stephanie. First of all, I wouldn’t say it was per se a pull forward. But what I would say is that the team was very successful in terms of of actually getting engagements through the finish line that we’re in the pipeline. To put our perspective on that, kind of in the ballpark of $15 million of performance actually came through in the fourth quarter that we otherwise thought it might have come into 2025. So that is impacting, A, the growth rates that we’re anticipating on a year-over-year basis. And secondarily, given some of those, we would have anticipated, might have slipped into Q1. That is why we do think the first quarter is going to be -- obviously, the teams are going to do everything they can to overcome it, but has the potential to be a bit lighter. And that is consistent, again, with the past two years in terms of what we’ve seen in the first quarter from performance services.

Stephanie Davis Barclays Bank PLC - Analyst

Now, I guess, kind of following up on that one, we have seen a lot of hospital-facing names see a better demand environment. And then on more of the, I guess like the, the broader GPO business, we’ve heard of headwinds on the medical distribution side, right? Post-COVID demand normalization, primary care channel softness. Is there any background you can give us on what you’re thinking about the demand environment to frame this guidance? Because it does feel like a little bit of a departure from some of your peers.

Michael Alkire Premier, Inc. - President, CEO & Director

Yeah, just a couple of things, Stephanie. This is Mike. At a macro level, utilization of the health system, we still think it’s flat to maybe up single digits, so we do believe there’s still the tailwind that’s occurring. Obviously, there’s a lot of regionality that exists there. Secondarily, if you look at the portfolio of products that we have in the supply chain, including the GPO, we still have a very long run rate in terms of contract penetration. So the tools and the technologies that we’ve been developing, we believe, will continue to provide growth for us.

In terms of driving higher levels of contract penetration, you’ve heard us say this multiple times on this call, those organizations that are more highly penetrated from a contract standpoint are those that obviously are performing better. So we’re going to continue to get that out, that message out to the market. We’re seeing a strong demand for our co-sourcing, co-management capabilities. We’re really, really excited about that.

When we’re in actually providing those services, Stephanie, as you know, it allows us to drive higher levels of penetration and also bring to the fore the opportunity to leverage our tools and technologies in a very unique way. So we see that as more opportunities.

And then finally, I will tell you, as consolidation picks up, we do believe our capabilities around integrated services and standardization and those kinds of things are going to be necessary. So again, we’re seeing those as opportunities for us, and we want to continue to provide the services into those areas.

Operator

Michael Cherny, Leerink Partners.

Dan Clark Leerink Partners LLC - Analyst

Great. Thank you. This is Dan Clark on for Mike. Just wanted to start, based on where you are in your ongoing renewals with your members, should we think EBITDA is going to grow in fiscal year ‘26 as you continue to reset your net admin fee share?

Michael Alkire Premier, Inc. - President, CEO & Director

If I could, Craig, at the highest level, just before we jump in to answer that, I do want to actually frame this in a little bit broader way in that having these conversations around admin fee reset allows for us to have more broader discussions with these health systems around other tools and services that we can provide. So as we’re continuing to go through this reset, I do look at it as an opportunity for us to continue to sell our broader capabilities. Craig?

Craig McKasson Premier, Inc. - Chief Administrative and Financial Officer & SVP

Yeah. Thanks, Mike. Relative to the question, I think, as you might expect, I would say today we’re establishing our fiscal 2025 guidance. We’re not actually giving ‘26 guidance at this point in time, but to provide some color around your question, consistent with the remarks that I previously publicly made, we do anticipate that our administrative fee share for fiscal 2025 will be in the low 60% range. We are going to continue to do renewals and have been that will impact ‘25 and into ‘26.

We would anticipate that, at the end of the day, our fee share will rise within the 60% range, and that’s consistent with prior commentary. So that clearly has an implication on EBITDA growth in fiscal 2026. But at that point, we do believe that the business will have gone through its reset and will be well positioned and poised to regain kind of profitability growth on a prospective basis moving forward.

Dan Clark Leerink Partners LLC - Analyst

Got it. And then as you sort of are talking with your customers as you go through this renewal process, can you sort of talk about the performance services attach rate opportunity that you have? Like how are those conversations going with folks as you bring them in for renewals?

Michael Alkire Premier, Inc. - President, CEO & Director

Yeah. First of all, thank you for the question. We are are hyperfocused on this cross-selling plan. We actually put it as part of our annual objectives this year. So the opportunities obviously are to help them sort of advance the way they provide care in their communities. Our AI and machine learning capabilities helping the health systems with the way they look at prior authorization, the way they do their HCC documentation. We look at those as the opportunities to bring real value to those health systems that in some cases they’re not taking advantage of today. Obviously, we will be serving up other capabilities for those that are probably mid size and smaller the ability to help them with co-managing those supply chain capabilities. We will continue to demonstrate the value that we could bring to the table to help them be more efficient in the way they do supply chain. But those are just a few of the areas that we’ll continue to focus on as we have these discussions.

Craig McKasson Premier, Inc. - Chief Administrative and Financial Officer & SVP

And this is Craig. The only thing I would add is that we really do have sort of a one Premier mindset as we’re going through this renewal process. And so it is all about an integrated deal team getting together, thinking about the opportunities across clearly the GPO renewal, but all the margin improvement services and capabilities that we can deliver through performance services. We’re obviously not going to be successful on 100%, but they are teed up in that way. And there’s a big opportunity for future growth through that approach.

Operator

Jessica Tassan, Piper Sandler.

Jessica Tassan Piper Sandler & Co - Analyst

Congratulations on your retirement, Craig. I guess I’ll maybe kick off where Steph left off. So congratulations on the huge win with AllSpire. I guess, can you help us just understand maybe what were the circumstances surrounding that win? Is that contract in line with the 50% of August 2020 restructurings in terms of fee share? And then maybe just, are there any nuances to co-sourcing and co-management versus a typical GPO engagement?

Michael Alkire Premier, Inc. - President, CEO & Director

Yeah, with just AllSpire, it was a RFI RFP process obviously. I was able to get a little bit of feedback from the team in terms of what was our key differentiation. I think, overall, it was about the value that we could provide to the health systems that are part of AllSpire. That’s number one.

Number two, I think they were very, very interested in our technology and the capabilities that we can bring to help them identify where there’s opportunities for savings, where there’s opportunities for contract penetration, and then most importantly for AllSpire to be able to have a broad view across all those health systems in terms of what’s happening from a pricing standpoint for products, pricing of products. And so I think those are some of the keynotes that I heard that were the reasons that they selected Premier.

Craig McKasson Premier, Inc. - Chief Administrative and Financial Officer & SVP

Yeah. And this is Craig. The only thing I would add because it piggybacks right onto the response I had in my last question is that was very much a one Premier go-to market approach where we have won the GPO, but all the technology is pulling through in addition for all the reasons that Mike just articulated.

Jessica Tassan Piper Sandler & Co - Analyst

And then just my second question is, I wanted to be clear on the fourth-quarter results. So that $25 million hit or one-time kind of early term fees that hit in the fourth quarter. And I’m curious just where those contemplated in your FY24 guidance. I know there is no such -- there are no such fees in the ‘25 guidance, but was that $25 million in your ‘24 guidance?

Michael Alkire Premier, Inc. - President, CEO & Director

The $25 million was not in our fiscal 2024 guidance. When we established the guidance for the supply chain, we obviously didn’t know about those. We did talk on the third quarter about one termination that impacted our third-quarter results. These two occurred in the fourth quarter and so impacted, I’ll say, in the quarter the performance. But, no, they were not contemplated in the guidance or expectations for the year.

Operator

Richard Close, Canaccord Genuity.

Richard Close Canaccord Genuity - Analyst

Congratulations, Craig, as well. Enjoy. A lot of my questions have been asked already, but Mike maybe go into the co-management, talk a little bit more about the pipeline of opportunities. And I was wondering if you could just give some examples of like the uplift you get from entering into a co-management. That would be helpful in better understanding.

Michael Alkire Premier, Inc. - President, CEO & Director

So first of all, as you know, our health systems are continuing to experience issues with high-cost labor and then obviously with some inflation issue. So Richard, I’ll take it back up one level and say that we go in with an approach of doing total transformation around how we’re driving savings. So we’re bringing out a team of folks to talk to our healthcare systems based upon data that we see around where there are opportunities for improvement. And so there could be high-level advisory capabilities that are necessary. There could be technology needs that are necessary. But at the end of the day, it’s really how do we help the health systems take out cost and improve the quality of care that they are providing.

So as part of that, as we go through that analysis and get into some of that advisory work, it may be identified that there might be opportunities for us to do co-management. And what that means is it could mean anything. Look, they’ve got some areas that they’d like to shore up from a distribution standpoint, from a procurement standpoint, all phases of supply chain. And so as we’re going through those engagements, we’ll identify where those opportunities are and what’s the most beneficial structure for those organizations.

And then to get to your question, what is the upside? Obviously, there’s revenue associated with providing that service. That’s number one. Number two, there’s obviously opportunities to potentially bring in our technology and capabilities around automation that can actually help them become more efficient in the long term.

And then number three, obviously, there’s that opportunity to drive higher levels of contract penetration. And so not only penetration from contracts from our national GPO, but also contracts that are more regional, things around purchased services, and those those kinds of areas. So those are probably the three or four areas that will continue to bring additional value as we think about doing more co-management work with those health systems.

Richard Close Canaccord Genuity - Analyst

Okay. And then a follow up, appreciate the details on the terminations. As you look at the book, that part of the book that has yet to renew, is there any additional details you can provide in terms of how you’re thinking about that? Are the renewals -- those individual customers any different than people that you’ve already gone through the process with? Or are you expecting similar renewal rates in this part of the, I guess, book?

Craig McKasson Premier, Inc. - Chief Administrative and Financial Officer & SVP

Yeah, this is Craig. I’ll start and then Mike can add color. First and foremost, I wouldn’t say there are distinctions between the composition of the members that have been renewed now and what will continue to be renewed in the future. We have been thoughtful around how we’ve approached the timing and the expectations of renewals based on the relationship and changes that may be taking place within those member organizations that drive when those conversations and discussions should occur. I will say we, through this process, yes, we have had a couple of terminations, but I’m going to come back to we had 97% retention in our GPO this past year. We continue to have very strong retention rates. We believe we will be successful as we continue to move through the remainder of the renewals and feel good about kind of the organizational plan that our teams have in place to navigate that over the coming months.

Operator

This concludes our question-and-answer session and Premier’s fiscal 2024 fourth quarter and full-year conference call. Thank you for attending today’s presentation. You may now disconnect.